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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: William C. Dashiell
2605 WESTERN AVE.                       Chief Executive
Officer
SEATTLE, WA 98121                       (509) 467-6993
(206) 448-1996
NEWS RELEASE
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    UNITED SECURITY COMPLETES PURCHASE OF FIVE WELLS FARGO
BRANCHES;
INCREASING BRANCHES 50% AND ADDING APPROXIMATELY $35 MILLION
DEPOSITS

  SPOKANE, WA-July 21,1997-United Security Bancorporation (NASDAQ:USBN) today announced its two banking subsidiaries have completed the purchase of five Wells Fargo Bank (NYSE:WFC) branches in Central and Eastern Washington State. USBN previously had a total of ten branch offices.
  The transactions, which closed July 18, include Home Security Bank's purchase of Wells Fargo branches in Mabton, Naches, and Walla Walla; and United Security Bank's purchase of branches in Davenport and Moses Lake.
  "Acquisition of these branches demonstrates our strategy to grow in communities throughout central and eastern Washington," said William C. Dashiell, President and Chief Executive Officer. "These branches serve some of our primary target areas. We are excited about this 50% expansion in our locations.
  "We are retaining the branch employees in order to provide good continuity in the change of ownership and, more importantly, the ongoing knowledge of and contact with our new depositor base. We want to assure customers that any disruption will be minimal," Dashiell added. "The total deposits purchased approximate $35 million and will add significantly to our ability to continue loan growth in our communities."
  At March 31, 1997, USBN had total deposits of $201 million and assets of $235.4 million. Results for the second quarter are expected to be reported by the end of July.
  Both transactions include deposit accounts and branch facilities such as land, buildings, furniture, fixtures and other fixed assets. The purchases do not include loans.
  United Security Bancorporation is a multi-bank holding company that, following this acquisition, owns two banks with banking facilities in fifteen Central and Eastern Washington communities.
  In addition, the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company.

NOTE:  Transmitted on PR Newswire at 4:46 p.m. PDT, July 21,
1997.